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CARDINAL HEALTH, INC.
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[Cardinal Health Letterhead]
October 6, 2005
As you may be aware, as part of its annual proxy solicitation this November, Cardinal Health shareholders will be asked to adopt the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”). That plan will provide for equity compensation to key employees and managers based upon both company and individual performance in the achievement of the Company’s long-term business goals. The purpose of this letter is to provide you with the rationale for the plan as proposed, as well as to explain how recently enacted changes to the plan design are, we believe, responsive to shareholder considerations. Also, please see the Company’s definitive proxy statement for more information about the 2005 Plan.
Historically, our management team has followed a “pay for performance” philosophy as a strategy to create greater shareholder value. As a result, through our equity incentive plans, Company ownership had historically increased at all managerial levels. More recently, however, general industry trends, as well as the increased interest of investors in seeing a reduction in the use of broad-based equity incentive plans, have caused us to make changes to our equity compensation program for employees. We have already implemented these changes beginning with our annual equity incentive grant for fiscal year 2006, which occurred in September 2005, and plan to continue this philosophy for the foreseeable future.
As a result of these already effected plan design changes, we expect to significantly reduce the average number of shares we utilize each year to a targeted 1.35% to 1.50% of outstanding shares. That would cut our annual use of shares—often referred to as the annual run rate—by nearly one-half versus the prior three-year average of 2.7%. As a result of implementing these reductions over the next few years, we expect our total overhang to fall from its current level of 14.6%. With these changes, we believe that our long-term incentive plan and use of equity is more aligned with shareholder interests while still maintaining the important incentive and retention value with our executives.
Should you or members of your Proxy Voting Committee have questions or desire more information concerning our proposed 2005 Plan, please feel free to contact either one of us at the following numbers: Jeff Henderson (614-757-XXXX) or Tony Rucci (614-757-XXXX), and we would be pleased discuss this proposal with you.
Regards,

/s/ Tony Rucci	/s/ Jeff Henderson

Tony Rucci	Jeff Henderson
EVP and President of	EVP, Chief Financial Officer
Strategic Corporate Resources
Attachment

Key Features of the 2005 Plan:
•	A maximum of 18 million shares are available for equity and equity-based award grants under the 2005 Plan. The Company expects this share authorization to last about three years, after which time, the Company expects to seek shareholder approval of an amendment to the plan to authorize additional shares.

As of the annual meeting record date, there were 19.1 million shares available for new awards under the Company’s existing Equity Incentive Plan and Broadly-based Equity Incentive Plan. These shares will cease to be available for new awards upon expiration of these existing plans in November 2005.

•	Of the 18 million shares available for issuance under the 2005 Plan, 6 million shares may be granted pursuant to stock appreciation rights, stock awards and other stock-based awards.

•	The 2005 Plan has a fixed share authorization limit instead of the “evergreen” feature of the Company’s existing Equity Incentive Plan.

•	Stock option and stock appreciation right repricing is prohibited without shareholder approval.

•	Discounted stock options and stock appreciation rights (except in the limited case of conversion awards in merger transactions) and reload option grants are prohibited.

•	With the exception of 600,000 shares that may be utilized generally for employee recognition stock awards and new hires, all equity and equity-based awards under the 2005 Plan will be subject to minimum vesting periods.

•	Shares delivered to the Company or (withheld upon settlement) in payment of the award purchase price or tax withholding obligation will not be added back to the total shares available under the plan.

•	The Company intends to repurchase its shares in part to eliminate any additional share dilution caused by the issuance of new shares from the 2005 Plan.

•	Grants under the 2005 Plan will have a targeted annual run rate between 1.35% and 1.50% of total shares outstanding at standard grant levels. The actual run rate could vary depending on our performance.

•	The 2005 Plan maintains flexibility to grant different award types to respond to changing market or company conditions.